                                                                    EXHIBIT 10.2

                                Thomas A. Vanderslice, Lead Independent Director
                                W. R. Grace & Co. Board of Directors

                                W. R. Grace & Co.
                                7500 Grace Drive
                                Columbia, MD  21044-4098

                                January 19, 2005

Mr. Paul Norris
W. R. Grace & Co.
7500 Grace Drive
Columbia, Maryland 21044

Dear Paul:

         As discussed, after you retire as CEO of W. R. Grace & Co. ("Grace"), you have agreed to continue to monitor Grace's efforts to reorganize under
Chapter 11 of the U.S. Bankruptcy Code (the "Chapter 11 Process"), and to
provide consulting and advisory services to Grace's new CEO, Fred Festa, other
Grace officers and employees, and the Board, regarding that Process. You have also agreed to assist Grace in the legislative process and to provide such other limited transition consulting and advisory services as may be requested by
Grace, all in accordance with the terms specified in this letter agreement. If you agree with the terms of this letter agreement, please sign where indicated
below and return a signed copy to W. Brian McGowan.

         With respect to the Chapter 11 Process, you will be responsible for independently determining whether you need to attend certain meetings or Court hearings to fulfill your obligations under this letter agreement. Also, of course, you may receive specific assignments (e.g., to attend certain meetings or Court hearings or to render advice on specific aspects of the Chapter 11
Process) from Mr. Festa or the Board with regard to the Chapter 11 Process.

         You will determine where, when and how you perform your monitoring duties and consulting services hereunder (except for attending meetings scheduled for the convenience of all parties and certain Court hearings, and the requirement that you satisfy any deadlines imposed regarding the completion of specific services hereunder).

         You will provide services hereunder as an independent contractor, with no authority to bind the Company to any agreement or arrangement. As a consultant hereunder, you will work closely with Grace's Chief Restructuring
Officer and other

Mr. Paul Norris
January 19, 2005

persons performing roles related to the consulting services provided hereunder;
but you will not supervise any Grace employee and no Grace employee will report to you. Also, except as specifically requested by Grace, you will not be required to provide services related to Grace's ongoing businesses or other
Grace matters..

         In consideration for your services pursuant to this agreement, you will be paid a monthly retainer (your "Consulting Retainer"). Initially, your
Consulting Retainer will be $35,416.67 per month (i.e., $425,000 annually), subject to adjustment as provided in the next paragraph. (You will, of course, also receive the usual director fees paid to the Company's Board members, to the extent you are entitled to such fees as a member of the Board.)

         At this time, it is anticipated that you may be required to dedicate an amount of time that is equal to approximately 1/2 of a regular 40 hour per week work schedule ("1/2 Time") to your duties under this agreement. You also agree, however, that your Consulting Retainer will be adjusted downward to the extent that the time that you are required to dedicate to providing services hereunder is, or later becomes, substantially less than 1/2 Time.

         Your Consulting Retainer will be paid to you as an independent contractor, and you will be responsible for all tax reporting and payments generally associated with payments to independent contractors in accordance with the Federal Self-Employment Contributions Act and other applicable laws. Also, you will not receive any employee benefits or other employee or officer prerequisites from Grace in conjunction with your services hereunder or as a result of your receipt of your Consulting Retainer.

         While you are a consultant hereunder, Grace will provide you with office space in its Columbia Maryland headquarters (along with secretarial and business telephone services, as well as other office work assistance, which would generally be helpful to you in performing your duties as a consultant).
You will not, however, be required to perform your consulting services from that office space, and there will be no specified standard hours that you will need to be present at the Columbia headquarters or any other location.

         If you are required to travel away from home and the Columbia headquarters in order to attend meetings or otherwise perform any duties pursuant to this agreement, Grace will of course reimburse you for reasonable business expenses related to such travel.

         The term of this agreement will commence the first business day after you retire from Grace (unless you and the Board agree to a later date); and it is anticipated that you will continue to provide consulting services hereunder only for a temporary period.

Mr. Paul Norris
January 19, 2005

However, you may voluntarily cease providing such services at any time, upon at least 30 days written notice to the Chairman of the Compensation Committee of the Board. In addition, the Board may terminate this consulting arrangement at any time, upon 30 days written notice to you. In any event, however, this consulting arrangement shall be terminated no later than 90 days after the date that Debtors emerge from Chapter 11 protection. Thus, unless your service terminates earlier, you will cease providing consulting services under this
Agreement 90 days after such emergence. Your Consulting Retainer shall cease to accrue immediately upon your ceasing to provide services hereunder, regardless of the reason for such cessation.

         The Board understands that at the same time you are providing services hereunder, you will most likely also be providing consulting or other services to other business organizations. Nothing in this agreement shall prevent you from performing consulting or other services for other businesses at any time during or after the term of this letter agreement.

         Notwithstanding the forgoing or any other provision of this letter agreement, however, you agree that, without the prior written consent of Mr.
Festa or the Board, you shall not at any time (during the term of this letter agreement or thereafter) disclose, or use for your own benefit or purposes, or for the benefit or purposes of any other person or business organization, any information or data belonging to, or relating to, the affairs of Grace (or its affiliates or subsidiaries), including (but not limited to) information related to the Chapter 11 Process, which you receive pursuant to your performance of duties and services under this letter agreement ("Confidential Information").
(Information that is in, or hereafter enters, the public domain through no fault of yours is not, however, to be considered Confidential Information under this letter agreement.) Finally, this provision regarding Confidential Information shall not supercede, but shall be in addition to, any other confidentiality agreement or understanding between you and Grace (or any of its affiliates or subsidiaries) as a result of your status as a former employee of any such entity or otherwise.

         Grace will, to the maximum extent permitted by applicable law, indemnify you and hold you harmless from and against any and all losses and liabilities you may incur as a result of your monitoring the Chapter 11 Process and your performing consulting and advisory services, under this letter agreement. Such indemnification shall be in addition to any indemnification granted to or available to you as a director or former employee or executive of
Grace.

         Finally, in order to resolve any dispute that may arise with respect to the obligations, duties and responsibilities of the parties under this letter agreement, you and the Board agree to adopt the terms of your prior employment agreement with

Mr. Paul Norris
January 19, 2005

Grace, dated January 1, 2001 (and amended November 6, 2002), under the heading
"Governing Law and Dispute Resolution".

         Paul, please let me again thank you on behalf of the Board for agreeing to assist Fred and the Board in their efforts to manage Grace's Chapter 11
Process and assisting with transition issues after you retire from Grace.

                                   Sincerely,

                                   Thomas A. Vanderslice

AGREED:

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PAUL NORRIS

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Date: